FROM:        MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces Record Fourth Quarter Earnings

PITTSBURGH, February 12, 2014 – Global safety equipment manufacturer MSA (NYSE: MSA) today reported results for the fourth quarter and full year of 2013.

Quarterly Highlights

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Quarterly revenue from continuing operations of $291 million, up 3 percent over fourth quarter 2012. Income from continuing operations of $25 million, up 30 percent. Quarterly continuing earnings per basic share of $0.67, up 29 percent.

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Excluding foreign exchange losses, restructuring charges and asset related gains and losses, adjusted earnings of $28 million, or $0.75 per basic share, increasing 36 percent over equivalently adjusted 2012 results.

Annual Highlights

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Revenue from continuing operations in 2013 of $1.1 billion was flat compared to 2012, but grew 2 percent excluding the results from divested businesses in 2012 and weaker foreign currencies. Income from continuing operations of $86 million declined 2 percent. Continuing earnings per basic share were $2.31, a decline of 3 percent.

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Excluding foreign exchange losses, restructuring charges and asset related gains and losses, adjusted earnings were $94 million, or $2.54 per share, increasing 11 percent over equivalently adjusted 2012 results.

William M. Lambert, MSA President and CEO, said “Consistent growth in our five core product groups, combined with a strong fourth quarter performance in emerging markets to close the year, certainly provides momentum as we start 2014 – the year of our Centennial Anniversary.”
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Excluding sales of self-contained breathing apparatus (SCBA) to the U.S. fire service market – which continue to be restricted by regulatory related delays of product approvals – local currency sales of MSA core products increased 8 percent while emerging market revenues were up 16 percent in the fourth quarter. “This reflects continued progress in advancing our strategy focused on those products that represent the strength of MSA and drive value for our shareholders,” Mr. Lambert commented.

During the fourth quarter, and in line with MSA’s strategy aimed at investing in core products and key markets, the company initiated steps to divest its South African distribution business and Zambian operations. More than 94 percent of sales from these businesses are comprised of non-core products, resulting in lower levels of profitability. “By divesting these non-core assets, we can further increase our focus and resources on those product areas that truly drive value for our customers and shareholders,” Mr. Lambert said.

The results of these South African non-core businesses – $12 million of revenue in the fourth quarter; $53 million of revenue for the year; and earnings of $0.01 and $0.06 per basic share for these respective periods – have been reclassified to discontinued operations. These businesses were historically reported in MSA’s International segment. The company expects to complete the divestiture of these non-core businesses in 2014.

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Quarterly Reporting Segment Analysis:
Fourth quarter sales in the company’s North American segment increased
$1 million versus the same period of 2012. Sales of SCBA to the U.S. fire service were down $5 million, primarily due to the ongoing delay in approvals of new products. This decline was offset by a $2 million increase in industrial head protection sales and a $5 million increase in sales of gas detection products to industrial markets. Net income in the company’s North American segment increased $2 million in the quarter, reflecting lower restructuring costs and reduced selling, general and administrative expense.

Sales in the company’s European segment increased by $3 million, or 4 percent, compared to the same period last year. Excluding favorable currency effects from a strengthening euro, sales were flat versus the prior year with improvements in military markets offset by a decline in industrial sales due to a lower level of large supplied-air respirator orders in the Caspian Sea region. European segment net income increased $1 million in the fourth quarter of 2013, attributable to favorable currency effects. Local currency net income was relatively flat compared to the prior year as lower selling, general and administrative expenses were offset by lower gross profit.

Continuing sales in MSA’s International segment increased $5 million, or 8 percent, versus the same period of 2012. Excluding an unfavorable currency translation impact of
$5 million, International segment local currency sales increased $10 million, or 17 percent, on a higher level of large fire service orders in Latin America and stronger sales of gas detection
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products to industrial markets in Asia. Local currency net income from continuing operations increased by $2 million in the fourth quarter on higher sales in Latin America and Asia and lower selling, general and administrative expense.

“While our results were impacted by ongoing regulatory issues in the U.S., our ongoing focus on driving demand of core products in industrial markets provided a solid finish to 2013,” Mr. Lambert noted. “We remain committed to executing our corporate strategy, and I remain confident that it will continue to drive profitable growth and increase shareholder value in 2014 and beyond,” Mr. Lambert concluded.

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Mine Safety Appliances Company
Consolidated Condensed Statement of Income (Unaudited)
(In thousands, except earnings per share)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net sales	$291,429	$282,341	$1,112,058	$1,110,443
Other (loss) income, net	(1,190)	2,536	(175)	10,876
	290,239	284,877	1,111,883	1,121,319

Cost of products sold	161,380	154,099	615,213	620,895
Selling, general and administrative	77,107	82,836	309,206	312,858
Research and development	11,578	11,193	45,858	40,900
Restructuring and other charges	1,402	2,787	5,344	2,787
Interest expense	2,526	2,501	10,677	11,344
Currency exchange losses, net	1,305	1,368	5,452	3,192
	255,298	254,784	991,750	991,976

Income before income taxes	34,941	30,093	120,133	129,343
Provision for income taxes	10,469	10,889	35,145	41,401
Income from continuing operations	24,472	19,204	84,988	87,942
Income from discontinued operations	614	306	3,061	3,819
Net income	25,086	19,510	88,049	91,761
Net loss (income) attributable to noncontrolling interests	325	(23)	198	(1,124)
Net income attributable to Mine Safety Appliances Company	25,411	19,487	88,247	90,637

Income from continuing operations	24,929	19,216	85,858	87,557
Income from discontinued operations	482	271	2,389	3,080
Net income attributable to Mine Safety Appliances Company	25,411	19,487	88,247	90,637

Earnings Per Share Attributable to Mine Safety Appliances Company Basic
Income from continuing operations	$ .67	$ .52	$2.31	$2.37
Income from discontinued operations	$ .01	$ .01	$0.06	$0.08
Net income	$ .68	$ .53	$2.37	$2.45

Diluted
Income from continuing operations	$ .66	$ .51	$2.28	$2.34
Income from discontinued operations	$ .01	$ .01	$0.06	$0.08
Net income	$ .67	$ .52	$2.34	$2.42

Basic shares outstanding	36,939	36,650	36,868	36,564
Diluted shares outstanding	37,487	37,138	37,450	37,042

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Mine Safety Appliances Company
Consolidated Condensed Balance Sheet (Unaudited)
(In thousands)

	December 31, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$96,265	$82,718
Trade receivables, net	200,364	191,289
Inventories	136,837	136,300
Other current assets	67,500	53,241
Total current assets	500,966	463,548

Property, net	152,755	147,465
Prepaid pension cost	121,054	42,818
Goodwill	260,134	258,400
Other noncurrent assets	199,361	199,515
Total	1,234,270	1,111,746

Current liabilities
Notes payable and current portion of long-term debt	$7,500	$6,823
Accounts payable	66,902	59,519
Other current liabilities	117,162	122,458
Total current liabilities	191,564	188,800

Long-term debt	260,667	272,333
Pensions and other employee benefits	152,084	151,536
Deferred tax liabilities	49,621	17,249
Other noncurrent liabilities	7,987	11,124
Equity	572,347	470,704
Total	1,234,270	1,111,746

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Mine Safety Appliances Company
Consolidated Condensed Statement of Cash Flows (Unaudited)
(In thousands)

	Twelve Months Ended December 31,
	2013	2012

Net income	$88,049	$91,761
Depreciation and amortization	30,764	31,702
Change in working capital	(16,072)	34,162
Other operating	8,040	(7,149)
Cash from operations	110,781	150,476

Capital expenditures	(36,517)	(32,209)
Property disposals	1,360	20,193
Other investing	—	(5,269)
Cash from investing	(35,157)	(17,285)

Change in debt	(11,005)	(63,128)
Cash dividends paid	(43,993)	(50,990)
Other financing	(3,242)	3,597
Cash from financing	(58,240)	(110,521)

Exchange rate changes	(3,837)	110

Increase in cash	13,547	22,780

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Mine Safety Appliances Company
Segment Information (Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,

	2013	2012	2013	2012

Net sales
North America	$135,874	$135,199	$559,193	$551,927
Europe	85,026	82,099	289,760	289,549
International	70,529	65,043	263,105	268,967
Total	291,429	282,341	1,112,058	1,110,443

Net income (loss)
North America	$17,383	$15,407	$70,577	$64,270
Europe	8,114	7,503	18,398	20,424
International	5,787	4,147	20,373	19,238
Reconciling Items	(6,355)	(7,841)	(23,490)	(16,375)
Income from Continuing Operations	24,929	19,216	85,858	87,557
Discontinued Operations	482	271	2,389	3,080
Total	25,411	19,487	88,247	90,637

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Mine Safety Appliances Company
Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures (Unaudited)
Adjusted Continuing Operations Revenue and Related Growth
(In thousands)

	Three Months Ended December 31,
	2013	2012	% Change
Total Revenue	$303,571	$294,114	3.2%
Less: Discontinued Operations	12,142	11,773

Continuing Operations Revenue	291,429	282,341	3.2%

Less: North American Ballistic Helmet Business	—	—
Less: FX Impact	—	(2,043)
Adjusted Continuing Operations Revenue	$291,429	$280,298	4.0%

	Year Ended December 31,
	2013	2012	% Change
Total Revenue	$1,164,750	$1,168,904	(0.4)%
Less: Discontinued Operations	52,692	58,461

Continuing Operations Revenue	1,112,058	1,110,443	0.1%

Less: North American Ballistic Helmet Business	—	(9,600)
Less: FX Impact	—	(9,548)
Adjusted Continuing Operations Revenue	$1,112,058	$1,091,295	1.9%

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Mine Safety Appliances Company
Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures (Unaudited)
Adjusted Earnings / Earnings per Share
(In thousands, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change

Net Income Attributable to Mine Safety Appliances Company	$25,411	$19,487	30.4%	$88,247	$90,637	(2.6)%
Less: Income from Discontinued Operations	482	271		2,389	3,080

Income from Continuing Operations	24,929	$19,216	29.7%	$85,858	$87,557	(1.9)%
Foreign Currency Loss	1,305	1,368		5,452	3,192
Restructuring Charges	1,402	2,787		5,344	2,787
Land Impairment Charges	1,557	—		1,557	—
Gains on Property Sales	—	(2,500)		(600)	(8,200)
Gain on Divestiture of North American Ballistic Helmet Business	—	—		—	(2,100)
Income Tax Benefit / (Expense)	(1,279)	(596)		(3,443)	1,370

Adjusted Earnings	$27,914	$20,275	37.7%	$94,168	$84,606	11.3%

Adjusted Earnings per Basic Share	$0.75	$0.55	36.4%	$2.54	$2.29	10.9%

Management believes that adjusted earnings and adjusted earnings per share are useful measures for investors when analyzing ongoing operating trends. There can be no assurances that additional special items will not occur in future periods, nor that MSA's definition of adjusted earnings is consistent with that of other companies. As such, management believes that it is appropriate to consider both net income determined on a GAAP basis as well as adjusted earnings. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

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About MSA:
Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products typically integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of industries, including the oil, gas and petrochemical industry, the fire service, construction, mining and utilities, and the military. Principal products include self-contained breathing apparatus, handheld gas detection instruments, fixed gas and flame detection systems, head protection products, and fall protection devices. MSA has annual sales of approximately $1.1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com.

Cautionary Statement Regarding Forward-Looking Statements:
Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at sec.gov, as well as on a number of other commercial websites.

Non-GAAP Financial Measures
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per basic share. The presentation of these financial measures does not comply with U.S. generally accepted accounting principles ("GAAP").  For an explanation of adjusted earnings, together with a reconciliation to net income from continuing operations, which is the most directly comparable GAAP financial measure, see the Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures in the financial tables section above.

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